Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2020 with respect to the consolidated financial statements of BBQ Holdings, Inc. included in the Annual Report on Form 10-K for the year ended December 29, 2019, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP
Minneapolis, Minnesota
April 7, 2021